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                                                                    Exhibit 3.17

                            MEMORANDUM OF ASSOCIATION

           OF AQUA CARE WATER SOFTENING & PURIFICATION INCORPORATED

1. The name of the Company is Aqua Care Water Softening & Purification Incorporated.

2. There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

      (a) To sell or dispose of its undertaking, or a substantial part thereof;

      (b)   To distribute any of its property in specie among its members; and

      (c)   To amalgamate with any company or other body of persons.

3.    The liability of the members is limited.

4. The authorized capital of the Company is Ten Thousand (10,000) common shares with a par value of One ($1.00) Dollar each.

      with power to divide the shares in the capital for the time being into several classes and to attach thereto respectively any preferred, deferred or qualified rights, privileges or conditions, including restrictions on voting rights and including redemption and purchase of such shares, subject, however, to the provisions of the Companies Act of Nova Scotia.